10F-3 Report
Salomon Brothers Municipal Partners Fund II Inc.

01/1/05           through               06/30/05


ID    Issuer Name   Trade Date    Selling Dealer    Total Amount
Purchase Price    % Received by Fund    % of Issue (1)

 ...............................................................
.................................................................



467  NYS Dorm Authority Court Facilities (Lot 1 of 3)    6/2/2005
Goldman Sachs    1,700,000.00    121.01     0.440%        4.288%
473  Puerto Rico Infrastructure Fin. Auth (5.50%, 2025)  6/3/2005
UBS           4,000,000.00      120.85     0.300%       0.563%

536  NYS Dorm Authority Court Facilities (Lot 2 of 3)    6/2/2005
 Goldman Sachs     5,000,000.00    120.30    1.294%        4.288%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.


 Other Participant Accounts   Issue Amount   Total Received All Funds


467         -Includes purchases by other affiliated mutual funds and
14,865,000.00              386,320,000.00      16,565,000.00
                       discretionary accounts in the amount of:

473         -Includes purchases by other affiliated mutual funds and
3,500,000.00            1,332,962,916.15       7,500,000.00
                       discretionary accounts in the amount of:
536         -Includes purchases by other affiliated mutual funds and
 11,565,000.00              386,320,000.00      16,565,000.00
                       discretionary accounts in the amount of: